EXHIBIT 99.1

WEDNESDAY JULY 7, 7:00 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: eGlobe

EGLOBE ANNOUNCES COMPLETION OF $20 MILLION FINANCING

                  WASHINGTON, July 7 /PRNewswire/ -- eGlobe (Nasdaq: EGLO) today announced it completed the $20 million long-term financing that was approved by shareholders at its Annual Meeting held June 16, 1999. The funding arrangement is with EXTL Investors, LLC, eGlobe's largest shareholder.

                  The financing will be used to repay an interim one-year loan of $7 million that served as a bridge to the full facility and to repay the $7.5 million debt outstanding to IDT Corp. The remainder of the facility will be used to fund capital expenditures relating to the expansion of the Company's network of Internet Protocol (IP) trunks and Intelligent platforms, as well as for working capital and general corporate purposes.

                  As previously reported, the $20 million is in the form of three-year 5% secured notes and attached warrants. eGlobe is a leading supplier of global enhanced telecommunications and information services, including Internet voice and fax, calling card services along with related validation, billing and payment systems, and other international Intranet and inter-networking services in partnership with telecommunications operators around the world. Operating through its World Direct network, eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

                  Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate the IDX acquisition, complete software development and offer new products, changes in expectations regarding restructuring, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.